Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 17, 2018,  PetIQ, Inc. (the “Company, “PetIQ”, “we,” “us” or “our”) completed the acquisition of Community Veterinary Clinics, LLC and Subsidiaries d/b/a VIP Petcare (“VIP” together with PetIQ, Inc. the “Companies”) pursuant to a Unit Purchase Agreement dated January 5, 2018 (the “Acquisition”) between PetIQ and VIP Holdings Inc. (“VIPH” or the “Sellers”). The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017  are based on the separate historical consolidated financial statements of the Company and VIP, after giving effect to the following: (i) the Acquisition and related events and (ii) PetIQ’s initial public offering (the “IPO” and together with the Acquisition and related events, the “Transactions”) and application of the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2017 reflects the Transactions  as if they had been consummated on December 31, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 reflect the Transactions as if they had been consummated on January 1, 2017.

Acquisition

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Acquisition and related financing and are factually supportable and expected to have a continuing impact on the Company.

In the unaudited pro forma condensed combined financial statements, the Acquisition is accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 805 Business Combinations. Accordingly, the total purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of VIP, based on preliminary estimates of fair value. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary, subject to further adjustments as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the accompanying unaudited pro forma condensed combined financial statements. The final determination of fair value of assets acquired and liabilities assumed as of January 17, 2018 and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent management’s best estimate as of the date of this Form 8-K/A.

IPO

The IPO was completed on July 27, 2017, the results of which are reflected in PetIQ’s historical condensed consolidated balance sheet as of December 31, 2017.  However, certain events that occurred concurrently with the completion of the IPO have a continuing impact on PetIQ’s results of operations and are not reflected in the PetIQ historical consolidated statement of operations for the year ended December 31, 2017.  The following occurred in connection with the IPO and are given pro forma effect in the accompanying unaudited pro forma condensed combined statements of operations: (i) the impact of income taxes for the full period; (ii) the allocation of PetIQ income attributeable to non-controlling interests; (iii) the impact of the IPO on the number of shares and earnings per share calculation for the full period; and (iv) stock based compensation expense related to grants at the IPO date reflected for the full period.

The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the Acquisition. The pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•

the separate historical consolidated audited financial statements of PetIQ as of and for the year ended December 31, 2017, included in PetIQ’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 13, 2017;

•

the separate historical audited consolidated financial statements of VIP, which comprise the consolidated balance sheets as of December 31, 2017,  2016 and 2015, and the related consolidated statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, included as Exhibit 99.2 in this Form 8-K/A;

The unaudited pro forma condensed combined financial information is prepared in accordance with SEC Regulation S-X Article 11, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The results set forth in the unaudited pro forma condensed combined financial information include adjustments that give effect to events that are directly attributable to the Transactions described above, are factually supportable and with respect to the unaudited pro forma condensed combined statement of operations are expected to have a continuing impact.

The unaudited pro forma condensed combined financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the Transactions, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the Transactions, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the Companies.

PetIQ, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

($’s in 000’s)

	Historical		Reclassification		Pro Forma		Pro Forma
	PetIQ	VIP	and Elimination		Adjustments		Combined
Current assets
Cash and cash equivalents	$37,896	$4,578	$—		$(25,000)	5(a)	$17,474
Accounts receivable, net	21,759	10,250	(5,189)	4(b)	—		26,820
Inventories	44,056	8,845	—		300	5(b)	53,201
Other current assets	5,164	1,512	(900)	4(a)	—		5,776
Total current assets	108,875	25,185	(6,089)		(24,700)		103,271
Property, plant and equipment, net	15,000	8,415	—		341	5(b)	23,756
Deferred tax assets	5,994	—	—		—		5,994
Other non-current assets	2,646	—	—		—		2,646
Note receivable from related parties, less current portion	—	7,650	(7,650)	4(a)	—		—
Intangible assets, net	3,266	—	—		100,800	5(b)	104,066
Goodwill	5,064	469	(469)	4(a)	100,989	5(b)	106,053
Total assets	$140,845	$41,719	$(14,208)		$177,430		$345,786
Liabilities and member's equity
Current liabilities
Accounts payable	$14,234	$16,679	$(5,189)	4(b)	$3,184	5(c)	$28,908
Accrued wages payable	1,811	—	—		—		1,811
Other accrued expenses	420	5,282	—		—		5,702
Current portion of long-term debt and capital leases	1,726	2,238	(1,000)	4(a)	—		2,964
Total current liabilities	18,191	24,199	(6,189)		3,184		39,385
Non-current liabilities
Long-term debt and capital leases, less current installments	17,572	9,993	(8,583)	4(a)	95,400	5(d)	114,382
Other non-current liabilities	238	601	(601)	4(a)	5,773	5(b) 5(e)	6,011
Total non-current liabilities	17,810	10,594	(9,184)		101,173		120,393
Commitments and contingencies
Equity
Members equity	—	6,926	(6,926)	4(a)	—		—
Additional paid-in capital	70,873	—	—		32,643	5(f)	103,516
Class A Common Stock	13	—	—		—		13
Class B Common Stock	8	—	—		4	5(f)	12
Accumulated deficit	(3,493)	—	—		(3,184)	5(c)	(6,677)
Accumulated other comprehensive loss	(687)	—	—		112	5(f)	(575)
Total stockholders' / member's equity	66,714	6,926	(6,926)		29,575		96,289
Non-controlling interest	38,130	—	—		51,589	5(f)	89,719
Total equity	104,844	6,926	(6,926)		81,164		186,008
Total liabilities and equity	$140,845	$41,719	$(22,299)		$185,521		$345,786

See accompanying notes to the unaudited pro forma condensed consolidated financial statements

PetIQ, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2017

	Historical		Elimination and		Pro Forma		Combined
	PetIQ	VIP	Reclassification		Adjustments		Pro Forma

Net sales	$266,687	$251,868	$(111,086)	4(c)	$—		$407,469
Cost of sales	215,493	176,580	(73,661)	4(c) 4(d)	—		318,412
Gross profit	51,194	75,288	(37,425)		—		89,057
Operating expenses
General and administrative expenses	37,905	67,374	(37,788)	4(d) 4(e)	5,948	5(g) 5(h)	73,439
Gain on disposal of equipment	—	32	(32)	4(f)	—		—
Operating income	13,289	7,946	331		(5,948)		15,618
Interest expense, net	(1,563)	(401)	272	4(g)	(6,218)	5(i)	(7,910)
Foreign currency gain (loss), net	(140)	—	—		—		(140)
Other income, net	201	246	(214)	4(f) 4(g)	—		233
Total other expense, net	(1,502)	(155)	58		(6,218)		(7,817)
Pretax net income (loss)	11,787	7,791	389		(12,166)		7,801
Income tax expense	(3,970)	(249)	3,970	4(h)	(4,736)	5(j)	(4,985)
Net income (loss)	7,817	7,542	4,359		(16,902)		2,816
Net income (loss) attributable to non-controlling interest	11,310	—	(11,310)	4(i)	4,658	5(k)	4,658
Net Income (loss) attributable to PetIQ, Inc.	$(3,493)	$7,542	$15,669		$(21,560)		$(1,842)

Net loss per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.26)	—	—		—		$(0.14)
Diluted	$(0.26)	—	—		—		$(0.14)
Weighted Average shares of Class A common stock outstanding
Basic	13,222,583	—	—		—		13,222,583
Diluted	13,222,583	—	—		—		13,222,583

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 -     Basis of Pro Forma Presentation.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the Transactions.

The unaudited pro forma condensed combined financial statements are based on a preliminary purchase price allocation, provided for illustrative purposes only, and do not purport to represent what the Companies results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Companies. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the unaudited pro forma combined statement of operations do not reflect any future planned cost savings initiatives following the completion of the business combination.

The unaudited pro forma condensed combined financial information is prepared in accordance with SEC Regulation S-X Article 11, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

In the unaudited pro forma condensed combined financial statements, the acquisition is accounted for using the acquisition method of accounting in accordance with the ASC No. 805 Business Combinations. Accordingly, the total purchase price, calculated as described in Note 2, is allocated to the net tangible and identifiable intangible assets of VIP, based on preliminary estimates of fair value. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary, subject to further adjustments as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the accompanying unaudited pro forma condensed combined financial statements. The final determination of fair value of assets acquired and liabilities assumed as of January 17, 2018 and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent management’s best estimate as of the date of this Form 8-K/A.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, "Fair Value Measurement" ("ASC 820"). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 2 -     Preliminary Purchase Price Allocation

On January 17, 2018, PetIQ, Inc. completed the acquisition of VIP. VIP is a provider of veterinary wellness and pet preventive services as well as a distributor of pet wellness products and medications.  VIP provides a comprehensive suite of services at its community clinics and wellness centers hosted at local pet retailers across 31 states, which includes diagnostic tests, vaccinations, prescription medications, microchipping and wellness checks.  The total purchase price was approximately $205.9 million, net of cash acquired, and was funded through a combination of cash on hand, borrowings under a new $75 million term loan, a $10 million note payable, two $10 million contingent notes payable upon the achievement of certain EBITDA targets of the Companies, and equity consideration consisting of 4.2 million

LLC interests of PetIQ Holdings LLC (the “LLC Interests”) and 4.2 million shares of Class B Common Stock of PetIQ Inc.  The preliminary estimated fair value of the consideration is summarized as follows:

Amounts as of
$'s in 000's	Acquisition Date
Cash (net of Cash acquired)	$95,422
LLC Interests and shares of Class B Common Stock	90,031
Note Payable	10,000
Contingent Notes	10,400
Fair value of total estimated consideration transferred	$205,853

The preliminary estimate of fair value of 4.2 million PetIQ Holdings LLC LLC Interests and Class B Common Shares is calculated as follows:

Amounts as of
amounts in 000's except share price and discount applied	Acquisition Date
Number of LLC Interests and Class B Common Shares issued	4,200
Price of Class A Common Shares as of January 16, 2018	$23.30
Discount applied	0.92
Preliminary Estimate of fair value of equity consideration	$90,031

The preliminary estimate of fair value of LLC Interests has been adjusted for a marketability discount related to the exchange restriction associated with the LLC Interests under the PetIQ Holdings LLC 6th amended and restated Limited Liability Company Agreement.

The consideration paid is subject to a working capital adjustment by which the consideration will be adjusted upward or downward depending on whether the amount of working capital delivered at the closing of the Acquisition exceeds or is less than a target amount.  The working capital adjustment has not yet been finalized and these pro forma financial statements do not reflect any adjustments to the estimated working capital reflected in the consideration paid at the closing of the Acquisition.

The unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed of VIP are adjusted to the estimated fair values as of the date of the closing of the Aquisition.   The preliminary determination of fair value of assets acquired and liabilities assumed is as follows:

$'s in 000's	December 31, 2017
Current assets, excluding inventory*	$10,862
Inventories	9,145
Property, plant, and equipment	8,756
Identifiable intangible assets	100,800
Current liabilities*	(23,199)
Other liabilities	(1,500)
Total identifiable net assets	104,864
Goodwill	100,989
Total purchase Price	$205,853

* fair value approximates book value

A preliminary fair value estimate of $4.1 million has been assigned to net tangible assets acquired, and $100.8 million has been assigned to identifiable intangible assets acquired.  Depreciation and amortization related to the fair value adjustments to tangible net assets and amortization related to identifiable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

A preliminary fair value estimate of identifiable intangible assets by major intangible asset class and related weighted average amortization period are as follows:

			Year Ended
		Weighted Average	December 31, 2017
	Amounts as of	Amortization Period	Pro Forma Amortization
$'s in 000's	Acquisition Date	(Years)	Expense
Tradename	$10,100	10	$1,010
Customer relationships	90,700	20	4,535
Total identifiable intangible assets and pro forma amortization expense	$100,800		$5,545

Note 3 -     Financing Assumptions

PetIQ, LLC entered into a term loan credit agreement (the “Term Loan Credit Agreement”) on January 17, 2018.  The Term Loan Credit Agreement provides for a secured term loan credit facility of $75 million in aggregate at either LIBOR or Base (prime) interest rates plus an applicable margin. As of January 17, 2018, the interest rate on outstanding loans under the Term Loan Credit Agreement was 6.8%.

Additionally, PetIQ entered into the following financing agreements with the Sellers: (A) a $10.0 million note payable due 5 years and 6 months after the closing, which shall accrue interest quarterly in arrears at a rate of 6.75% per annum, (B) a $10.0 million contingent note payable due 5 years and 6 months after the closing if PetIQ and its consolidated subsidiaries have EBITDA of $40.0 million for the year ending December 31, 2018, which, if payable, shall accrue interest quarterly in arrears at a rate of 6.75% per annum beginning on the first anniversary of the closing, and (C) a $10.0 million contingent note payable due 5 years and 6 months after the closing if PetIQ and its consolidated subsidiaries have EBITDA of $50.0 million for the year ending December 31, 2019, which, if payable, shall accrue interest quarterly in arrears at a rate of 6.75% per annum beginning on the second anniversary of the closing; (collectively, the “Notes”).

Note 4 -     VIP Historical Financial Information, Reclassifications and Eliminations

Unless otherwise indicated, the VIP financial information included herein is derived from VIP’s historical financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America.  The VIP historical financial statements are attached as Exhibits 99.2 to this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by PetIQ. PetIQ continues to review the accounting policies of VIP in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to PetIQ’s accounting policies and classifications. As a result of that review, the combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the Companies.

PetIQ has completed a preliminary review of accounting policies for purposes of the unaudited pro forma condensed combined financial statements during which review, PetIQ identified a significant difference in accounting policy in regards to accounting for certain items detailed below. The reclassifications have no effect on reported total assets, total liabiltiies, members’ equity or net income (loss).  Additionally, certain financial information of VIP as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in PetIQ’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. This includes transactions between VIP and PetIQ during the periods presented in the unaudited pro forma condensed combined financial information.

Reclassification and Elimination Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet a result of the Aquisition

a)	Represents the elimination of assets not acquired, liabilities not assumed, and historical equity in the Acquisition including the following:
-	Related Party Note Receivable of $0.9 million recorded in other current asset and $7.7 million recorded in non-current assets.
-	Goodwill of $0.5 million was replaced via purchase accounting.
-	Long-term debt, including the current portion of $1.0 million and non-current portion of $8.6 million, which was fully repaid prior to the closing of the Acquisition.
-	Other non-current liabilities consisting of deferred rent of $0.6 million which was updated to fair value in purchase accounting.
-	Members’ equity of $6.9 million.
b)	Represents the elimination of amounts payable between PetIQ and VIP, consisting of $2.4 million due to VIP for inventory purchases and $2.8 million due to PetIQ for rebates.

Reclassification and Elimination Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations as a result of the Transactions

c)	Represents the elimination of sales from VIP to PetIQ for the period.
d)

Represents the reclassification of certain costs directly related to revenue to conform to PetIQ’s accounting policies and Regulation S-X Item  5-03(b).  Reclassification primarily represents compensation expense, depreciation expense, and transportation and delivery costs.  PetIQ’s policy to record direct cost of services within cost of sales is as follows:

Cost of Services are comprised of all service and product costs related to providing veterinary services to consumers, including but not limited to, salaries of veterinarians, technicians and other clinic based personnel, transportation and delivery costs, facilities rent, occupancy costs, supply costs, depreciation and amortization of clinic assets, certain marketing and promotional expenses and costs of goods sold.

$'s in 000's
Elimination of VIP sales to PetIQ	$(111,086)	(c)
Reclassification of direct cost of sales	37,425	(d)
Total pro forma impact	$(73,661)

e)

To eliminate of amortization on goodwill of $0.1 million and stock based compensation costs of $0.3 million from VIP historical financial statements.  Legacy goodwill was replaced by the purchase price allocation, and not amortized under PetIQ’s accounting policies.  Stock based compensation expense related to VIP’s legacy plan which was terminated upon the consummation of the Acquisition.

$'s in 000's
Reclassification of direct cost of sales	$(37,425)	(d)
Elimination of VIP Amortization	(71)	(e)
Elimination of VIP stock based compensation expense	(292)	(e)
Total pro forma impact	$(37,788)

f)	To reclassify amounts related to disposal of equipment to conform to PetIQ’s presentation within other income (expense).

$'s in 000's
Reclassification of gain on sale of equipment	32	(f)
Elimination of interest income on related party note	(246)	(g)
Total pro forma impact	$(214)

g)

To eliminate historical interest expense incurred of approximately $0.3 million on VIP’s borrowings not assumed recorded in interest expense, net and interest income of $0.2 million received on related party receivables not acquired by PetIQ recorded in other income, net.

h)	To eliminate income tax expense related to only the post IPO-period recorded in PetIQ’s financial statements.
i)	To eliminate the non-controlling interest income under the historical structure.

Note 5 -     Pro Forma Adjustments

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet a result of the Transactions

a)	Represents the cash paid by PetIQ for the Acquisition consisting of $25 million from cash on hand, excluding the $75 million financed through the Term Loan reflected in Note 5d.
b)	To reflect the acquired assets and liabilities at fair value as described in Note 2.
c)

To record an obligation for estimated remaining transaction costs of $3.2 million related to the Acquisition consisting of payments for investment banking, consulting, legal and accounting, and other services.

d)	To reflect borrowings of $75.0 million on the Term Loan and $20.4 million in debt acquired via the Seller Notes at estimated fair value as described in Note 3.
e)	To record a deferred tax liability for the Acquisition’s impact on the Continuing LLC Owner’s interest in PetIQ Holdings, LLC.

$'s in 000's	December 31, 2017
Deferred tax liability	$(5,683)	(e)
Below market rate lease liability	(90)	(b)
Total pro forma impact	$(5,773)

f)

Adjustments to additional paid-in capital as follows: (i)  to reflect the equity interests paid as part of the consideration, the preliminary estimated fair value is based on 4.2 million LLC Interests multiplied by $23.30 the closing price of PetIQ’s Class A Common Stock on the date before the closing of the Acquisition, adjusted for a marketability discount as described in Note 2, net of par value of $4 thousand (i) To adjust the equity accounts to reflect the 48.5% non-controlling interest held by owners of PetIQ Holdings LLC other than PetIQ, Inc. (the “Continuing LLC Owners”), and (iii) deferred tax liability adjustment as noted in 5(e).  Summary below:

$'s in 000's	December 31, 2017
Deferred tax liability addition	$(5,683)	(e)
Issuance of LLC Interest and Class B Common Shares net of par value	90,027
Adjustment to non-controlling interest	(51,701)
Total pro forma impact	$32,643

Accumulated other comprehensive income is adjusted by $0.1 million to reflect the change in non-controlling interest.

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations  as a result of the Transactions

g)	Represents amortization expense on the fair value of intangible assets based on the preliminary purchase price allocation further described in Note 1.
h)

Represents annual stock based compensation expense from certain IPO and VIP Employee Inducement awards granted on July 27, 2017 and January 17th, 2018, respectively as if the grants had occurred on January 1, 2017.  Reduced by the removal of acquisition related expenses and recorded stock based compensation expense as follows:

$'s in 000's	Pro Forma adjustment
Pro forma amortization expense	$5,545	(g)
PetIQ IPO stock based compensation expense, annualized	957	(h)
VIP Employee Inducement Awards expense, annualized	1,858	(h)
Less acquisition expenses incurred	(1,965)	(h)
Less PetIQ recorded stock based compensation expense	(447)	(h)
Total pro forma adjustment	$5,948
i)

Represents interest expense on the $75 million term loan, $10 million note payable to the Sellers, and estimated amortization of deferred loan fees. The Term Loan is a variable rate obligation, an increase in the variable rate of 1/8 of one percent would increase interest expense by $0.1 million

j)

To record income tax expense for the full year on a pro forma basis.  Income tax is calculated based on a statutory tax rate of 37% applied to the 51.5% of the operations of PetIQ Holdings LLC owned by PetIQ Inc., adjusted for the tax distribution payable to Continuing LLC Owners.

Additionally, PetIQ recorded $3.6 million of tax expense related to the Tax Cuts and Jobs Act, signed into law in December 2017.  The expense primarily related to remeasuing deferred tax assets to the new lower tax rates and recording the Company’s allocated share of the one time transition tax on unrepatriated earnings of foreign subsidiaries.

k)

The non-controlling interest income is calculated by first allocating $1.9 million associated with pro forma tax distributions to non-controlling interest holders, then allocating the remaining income attributable to PetIQ Holdings LLC based on the pro forma 48.5% ownership held by the non-controlling interest holders. On a pro forma basis, PetIQ owns 13,222,583 LLC Interests (51.5%), with 12,468,188 (48.5%) held by Continuing LLC Owners, who are considered non-controlling interests.